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                                  Exhibit 11

                 Prism Financial Corporation and Subsidiaries
                     Basic and Diluted Earnings Per Share
                   (In thousands, except per share amounts)


                                                              Years Ended
                                                              December 31,
                                                         1999     1998     1997
                                                         ----     ----     ----
Historical:

Basic income per share:
  Income from continuing operations                     $ 9,950  $12,096  $ 2,837
                                                        =========================
  Net income                                            $ 8,853  $11,095  $ 2,503
                                                        =========================

  Weighted-average common shares outstanding             13,390   10,568   10,269
                                                        -------------------------

      Earnings per share from continuing operations     $  0.74  $  1.14  $  0.28
                                                        =========================
      Net earnings per share                            $  0.66  $  1.05  $  0.24
                                                        =========================


Diluted income per share:
  Income from continuing operations                     $ 9,950  $12,096  $ 2,837
                                                        =========================
  Net income                                            $ 8,853  $11,095  $ 2,503
                                                        =========================

  Weighted-average common shares outstanding             13,390   10,568   10,269

  Add: Common stock equivalents (1)                          64       43      -
                                                        -------------------------

  Diluted weighted average common shares outstanding     13,454   10,611   10,269
                                                        -------------------------

      Earnings per share from continuing operations     $  0.74  $  1.14  $  0.28
                                                        =========================
      Net earnings per share                            $  0.66  $  1.05  $  0.24
                                                        =========================


Pro forma (2), (3):

Basic income per share:
  Income from continuing operations                     $ 5,175
                                                        =======

  Weighted-average common shares outstanding             14,625
                                                        -------

      Per share amount                                  $  0.35
                                                        =======

Diluted income per share:
  Income from continuing operations                     $ 5,175
                                                        =======

  Weighted-average common shares outstanding             14,625

  Add: Common stock equivalents (1)                          64
                                                        -------

  Diluted weighted average common shares outstanding     14,689
                                                        -------

      Per share amount                                  $  0.35
                                                        =======

(1) Calculated using the treasury stock method.

(2) Pro forma to present as if Prism Financial was taxable as a C corporation under the Internal Revenue Code as of January 1, 1999.

(3) Pro forma to present as if the shares issued at the time of the Offering, including the shares issued to Pacific Guarantee and Mortgage Market, were outstanding as of January 1, 1999.